Filed Pursuant to Rules 424(b)(3) and 424(c) of the Securities Act of 1933

                                                      Registration No. 333-67808

                              Dated July 11, 2002

Prospectus Supplement (to prospectus dated December 31, 2001)

                            Ultralife Batteries, Inc.

                        1,199,000 Shares of Common Stock
                                 Par Value $.10

      This supplement amends our prospectus dated December 31, 2001 relating to the sale by certain of our stockholders of up to 1,199,000 shares of our Common Stock, par value $.10 per share.

      You should read this supplement in conjunction with the prospectus. Additionally, this supplement is qualified by reference to the prospectus, except to the extent that the information in this supplement supersedes the information contained in the prospectus.

                              Selling Stockholders

      The following table sets forth the number of shares of Common Stock to be owned upon exercise of warrants issued to H.C. Wainwright & Co., Inc., its assignees and several of its affiliates as partial compensation for its services as our placement agent.

      The table below amends and restates Selling Stockholder Table B, which is contained on page 14 of the prospectus. Accordingly, the information contained in the table supersedes the information in the prospectus with respect to each stockholder listed below.


                                                                             Number of
                                Number of Shares                              Shares
                               Beneficially Owned                          Beneficially
                                  Prior to the        Number of Shares      Owned After
                                Completion of the      Registered for      Completion of          Percent of
Name of Selling Stockholder         Offering          Sale Hereby(1)(2)     the Offering      Outstanding Shares
---------------------------    ------------------     -----------------    -------------    ----------------------
Jason Adelman                        5,000                 5,000                 0                    *
Matthew Balk                         5,000                 5,000                 0                    *
Stephen D. Barrett                     545                   545                 0                    *
Robert L. Clark                        545                   545                 0                    *
Russell Clark                          109                   109                 0                    *
Lloyd Glazer                           272                   272                 0                    *
Jay S. Griswold                      8,175                 8,175                 0                    *
H.C. Wainwright & Co., Inc.         43,600                43,600                 0                    *
Herbert Maher                          272                   272                 0                    *
Eric Singer                         38,900                38,900                 0                    *
Joseph Sweeney                         273                   273                 0                    *
Richard Trull                          545                   545                 0                    *
Scott Weisman                        5,600                 5,600                 0                    *
Christopher White                      164                   164                 0                    *
------------------------------------------------------------------------------------------------------------------
          Total                    109,000               109,000                 0                    *

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*     Represents beneficial ownership of less than 1%.
(1) This Registration Statement shall also cover any additional shares of our Common Stock which become issuable in connection with the Common Stock registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.
(2) Figures include the shares that will be issued upon the exercise of the warrants by such selling stockholder.